EXHIBIT 99.1

News Release

Contact: Diane Salucci, Vice President

Corporate Communications and Investor Relations

858.668.2586x3690

or

Spencer Davis, Director of Investor Relations

858.668.2586x4190

investorrelations@bridgepointeducation.com

BRIDGEPOINT EDUCATION FILES REGISTRATION
STATEMENT FOR PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, CA (August 26, 2009) — Bridgepoint Education (NYSE: BPI) today announced that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission for a proposed public offering of up to 11,000,000 shares of its common stock.

The shares are being offered by certain stockholders of the Company, including Warburg Pincus Private Equity VIII, L.P., and certain members of management. The Company will not receive any of the proceeds from the sale of common stock by the selling stockholders. It is contemplated that the selling stockholders will grant the underwriters of the offering a 30-day option to purchase up to an additional 1,650,000 shares of common stock at the public offering price to cover over-allotments, if any.

BofA Merrill Lynch and J.P. Morgan are acting as joint book-running managers of the offering.

A copy of the prospectus may be obtained directly from:

BofA Merrill Lynch

4 World Financial Center

New York, NY 10081

Attention: Prospectus Department

(212) 449-1000

J.P. Morgan Securities Inc.

4 Chase Metrotech Center

CS Level

Brooklyn, NY 11245

Attention: Prospectus Library

(718) 242-8002

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale, offer or solicitation of these securities in any state or jurisdiction in which such sale, offer or solicitation would be unlawful.

About Bridgepoint Education

Bridgepoint Education’s postsecondary education services focus on offering associate’s, bachelor’s, master’s and doctoral programs in the disciplines of business, education, psychology, social sciences and health sciences. Bridgepoint Education’s regionally accredited academic institutions — Ashford University and University of the Rockies — deliver their programs online as well as at traditional campuses located in Clinton, Iowa, and Colorado Springs, Colorado, respectively.